Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements: Registration Statement No 333-39832 on Form S-8; Registration Statement No. 333-74145 on Form S-8; Registration Statement No. 333-67238 on Form S-8; Registration Statement No. 333-103538 on Form S-8; Registration Statement No. 333-117774 on Form S-8; Registration Statement No. 333-138685 on Form S-8; Registration Statement No. 333-150744 on Form S-8; Registration Statement No. 333-183156 on Form S-8 of our report dated March 6, 2012, relating to our audit of the financial statements of Personnel Decisions Research Institutes, Inc. as of and for the year ended December 31, 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Vienna, Virginia

October 18, 2012